Exhibit 99

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

Financial Statements for the

Years Ended December 31, 2006, 2005, and 2004

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

TABLE OF CONTENTS

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS DECEMBER 31, 2006 AND 2005	2

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004	3

NOTES TO FINANCIAL STATEMENTS	4 - 11

SUPPLEMENTAL SCHEDULE

SCHEDULE H, LINE 4(i) – SCHEDULE OF ASSETS HELD AT END OF YEAR	12 - 14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Committee and the Participants of the

Employee Savings & Investment Plan of

The Bank of New York Company, Inc.

We have audited the accompanying statements of net assets available for benefits of Employee Savings & Investment Plan of The Bank of New York Company, Inc. as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for the benefits of the Plan at December 31, 2006 and 2005, and the changes in its net assets available for benefits for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held at end of year as of December 31, 2006 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

New York, New York

June 22, 2007

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2006	2005
ASSETS:
Investments:
The Bank of New York Company, Inc. Common Stock Fund - at fair value	$718,082,466	$698,791,409
Investment funds - at fair value	757,992,118	585,843,056
Loans to participants	42,332,545	45,635,213

Total investments	1,518,407,129	1,330,269,678

Cash	1,736,305	1,863,288
Due from brokers	1,638,188	1,025,962

	3,374,493	2,889,250

Total assets	1,521,781,622	1,333,158,928

LIABILITIES:
Due to brokers	3,375,057	2,887,638

Total liabilities	3,375,057	2,887,638

NET ASSETS AVAILABLE FOR BENEFITS	$1,518,406,565	$1,330,271,290

See accompanying notes to the financial statements.

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2006	2005	2004
ADDITIONS:
Investment income:
Interest and dividend income	$45,839,592	$41,883,962	$28,597,329
Net appreciation/(depreciation) in fair value of investments	198,035,316	(38,052,930)	28,086,692

Net investment income	243,874,908	3,831,032	56,684,021

Contributions:
Employer	35,093,868	33,057,858	30,829,242

Participants
Transfer in from participants	—	—	80,424,272
Participants’ contributions during the year	79,741,150	63,859,903	58,020,804

Total participants’ contributions	79,741,150	63,859,903	138,445,076

Total contributions	114,835,018	96,917,761	169,274,318

Total additions	358,709,926	100,748,793	225,958,339
DEDUCTIONS:
Benefits paid to participants	(171,547,256)	(97,909,095)	(84,357,146)

Net increase prior to other plan transfers	187,162,670	2,839,698	141,601,193
Transfers from/(to) other plans	972,605	(454,758)	(1,646,050)

Net increase	188,135,275	2,384,940	139,955,143
NET ASSETS AVAILABLE FOR BENEFITS
At January 1	1,330,271,290	1,327,886,350	1,187,931,207

At December 31	$1,518,406,565	$1,330,271,290	$1,327,886,350

See accompanying notes to the financial statements.

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

General Information - On January 1, 2004, the Employees’ Incentive Savings Plan merged into the Employees’ Profit-Sharing Plan to create the Employee Savings & Investment Plan (the “Plan”) of The Bank of New York Company, Inc. (the “Company”). Approximately $80.4 million of the balances from the Employees’ Incentive Savings Plan were transferred into the Plan and credited to the employees’ accounts. The Plan is a defined benefit contribution plan and is intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan provides employees with the opportunity to invest a portion of their annual compensation in the Plan, augmented by matching Company contributions, to provide for additional income in their retirement. The Plan offers 29 investment funds, and participants have the opportunity to receive in their Plan accounts annual Company contributions, subject to limitation in accordance with Internal Revenue Service (“IRS”) regulation.

Administration of the Plan - The Plan is administered by the Plan Committee (“Committee”) consisting of at least three persons, whose positions with The Bank of New York, a wholly-owned subsidiary of the Company, are set forth in the Plan to serve as fiduciaries of the Plan. In accordance with the provisions of the Plan, The Bank of New York provides certain administrative and investment services to the Plan.

Participation – Generally, under the terms of the Plan, eligible employees who complete one month of continuous service (as defined in the Plan) are eligible to participate in the Plan.

Contributions – Starting in 2004, the Plan allows employees to contribute up to 100% of eligible annual compensation before deductions for taxes and other pre-tax and after-tax contributions, subject to certain limitations. After one year of continuous service and enrollment in the Plan, the Company matches $1 for every $1 of contributions up to the first 3% of bi-weekly pay contributed to the Plan. The matching contribution for the following 3% of contributions is $0.50 for every $1 but not exceeding 6% of compensation. Employees must contribute 6% to the Plan to receive the maximum Company match of 4.5%. The annual matching contribution is calculated based on bi-weekly deductions plus the Company’s core contribution, which an employee may choose to contribute to the Plan.

The core contribution is a payment separate from annual compensation that equals 2% of a participant’s eligible annual compensation. Participants are eligible for the Company’s core contribution after one year of service. The core contribution may be paid in cash, or invested in the Plan. If invested in the plan, it counts toward the $15,000 IRS pre-tax contribution limit ($20,000 if employee is 50 or over) in 2006. If the employee has already reached the pre-tax contribution limit when the core contribution is paid, the core contribution will be made on an after-tax basis, and subject to the overall Plan limits.

The Company gives an additional matching contribution at Plan year end when a participant receives less than the maximum match due to changes in contribution percentages above and below 6%.

The Board of Directors of the Company (the “Board”) may approve an additional discretionary contribution of up to 3% of eligible annual compensation for those participants with one year of service who are employed on the day the discretionary contribution is made. Discretionary contributions are not counted toward the pre-tax contribution limit.

A participant can transfer all or any portion of a distribution received from another employer’s Qualified Plan (as defined) which meets the requirements of Section 401(a) of the Internal Revenue Code of 1986 (the “Code”) to the Plan, provided that certain conditions are met.

The annual addition, which consists of the Company’s annual contribution and any participant voluntary contributions, is limited to the lesser of $44,000 or 100% of the participant’s compensation in 2006.

The Company’s contributions as shown in the accompanying statements of changes in net assets available for benefits consist of the bi-weekly matching contributions from the Company in the Plan.

Participant Accounts - The participant’s account is credited with the applicable amount of Company contributions and any voluntary contributions made by the participant. Payments with respect to a participant’s interest under the Plan are charged to the participant’s account. The account is also credited or charged with the proportionate share of changes in the net assets of the Plan arising from investment activities.

After becoming eligible to participate, a participant has an interest in the Plan which is fully vested.

Investment Programs - Each of the Plan’s participants directs The Bank of New York, as the trustee of the Plan (the “Trustee”), to invest their account in one or more of 29 separate investment funds available under the Plan.

BNY Hamilton Large Cap Equity Fund (formerly Fund A) – the fund seeks to provide long-term capital appreciation by investing primarily in large, established companies with proven track records and the potential for superior relative earnings growth.

BNY Hamilton Intermediate Gov’t Fund (formerly Fund B) – the fund seeks to earn a high level of income consistent with preservation of capital, relative price stability, and minimal credit risk by investing in securities issued or guaranteed by the U.S. government or its agencies.

BNY Hamilton Money Fund (formerly Fund C) – the fund seeks to provide high income consistent with stability of principal by investing in high-quality, short-term interest bearing obligations of corporations, banks, and the U.S. Government.

The Bank of New York Company, Inc. Common Stock Fund (formerly Fund D) – the fund invests substantially in the common stock of The Bank of New York Company, Inc.

Vanguard Growth Index Fund (formerly Fund EE) – the fund seeks to track the performance of the MSCI U.S. Prime Market Value Index that measures the investment return of large capitalization growth stocks.

Vanguard Small Cap Growth Index Fund (formerly Fund FF) – the fund seeks to track the performance of the MSCI U.S. Small Cap Growth Index that measures the investment return of small capitalization growth stocks.

BNY Hamilton Large Cap Value Fund (formerly Fund G) – the fund seeks to provide long-term capital appreciation by investing primarily in common stocks and securities convertible into common stocks of domestic and foreign companies that are undervalued in terms of price or other financial measurements.

Vanguard Value Index Fund (formerly Fund GG) – the fund seeks to track the performance of the MSCI U.S. Prime Market Value Index that measures the investment return of large capitalization value stocks.

BNY Hamilton International Equity Fund (formerly Fund H) – the fund seeks to provide long-term capital appreciation by investing primarily in equity securities of non-U.S. issuers.

Dreyfus International Stock Index Fund (formerly Fund HH) – the fund seeks to provide investment results that correspond to the net dividend, total return performance of international equity securities in the aggregate, as represented by the Morgan Stanley Capital International Europe, Australia, and Far East Index.

BNY Hamilton Core Bond Fund (formerly Fund I) – the fund seeks to provide a high level of current income consistent with preservation of capital, relative stability in net asset value and maintenance of liquidity by investing primarily in investment-grade debt obligations.

BNY Hamilton S&P 500 Index Fund (formerly Fund J) – the fund seeks to match the performance of the Standard & Poor’s 500 Composite Stock Index Fund.

Vanguard Institutional Index Fund (formerly Fund JJ) – the fund seeks to track the performance of the Standard & Poor’s 500 Index.

BNY Hamilton U.S. Bond Market Index Fund (formerly Fund K) – the fund seeks to track the total rate of return of the Lehman Brothers Aggregate Bond Index, a broad-based, unmanaged index that covers the U.S. investment grade fixed-rate bond market.

Fidelity U.S. Bond Index Fund (formerly Fund KK) – the fund seeks to provide investment results that correspond to the total return of bonds in the Lehman Brothers Aggregate Bond Index.

BNY Hamilton Treasury Money Fund (formerly Fund L) – the fund seeks to earn a high level of current income with preservation of capital and maintenance of liquidity by investing solely in short-term obligations of the U.S. Treasury and repurchase agreements fully collateralized by obligations of the U.S. Treasury.

BNY Hamilton Enhanced Income Fund (formerly Fund M) – the fund seeks to generate return in excess of traditional money market products while maintaining an emphasis on preservation of capital and liquidity by investing primarily in investment-grade fixed income securities.

BNY Hamilton Multi-Cap Equity Fund (formerly Fund N) – the fund seeks to provide long-term capital appreciation and current income by investing in companies that have strong balance sheets and growth potential.

Vanguard Total Stock Market Index Fund (formerly Fund NN) – the fund seeks to track the performance of the Wilshire 5000 Total Market Index that measures the investment return of the overall stock market.

BNY Hamilton High Yield Fund (formerly Fund O) – the fund seeks to provide investors with a high level of current income and capital appreciation by investing primarily in U.S. dollar-denominated, high-yield fixed-income securities.

Allianz CCM Capital Appreciation Fund – the fund seeks growth of capital by investing at least 65% of its assets in common stocks of companies with market capitalizations of at least $1 billion, with improving fundamentals, and whose stock is reasonably valued by the market.

American High Income Trust Fund – the fund seeks to provide a high level of current and, secondarily, capital appreciation by investing primarily in a broad range of higher-yielding and generally lower-quality debt securities with an opportunity to increase in value.

CRM Mid Cap Value Fund – the fund seeks to achieve long-term capital appreciation by investing at least 80% of its assets in a diversified portfolio of equity and equity-related securities of companies with market capitalizations similar to those in the Russell Midcap Value Index.

Fidelity Contra Fund – the fund seeks capital appreciation and invests primarily in growth stock, value stocks, foreign and domestic issuers.

Nuveen NWQ Small Cap Value Fund – the fund seeks long-term capital appreciation by investing in small-capitalization companies using an analyst driven, value oriented process.

PIMCO Total Return Fund – the fund seeks maximum total return consistent with preservation of capital and prudent investment management by investing at least 65% of its total assets in a diversified portfolio of fixed income instruments of varying maturities.

Roxbury Small Cap Growth Fund – the fund seeks long-term capital appreciation by investing at least 80% of its assets in common stocks of U.S. corporations with market capitalizations consistent with those in the S&P SmallCap 600 and Russell 2000 indexes.

Vanguard PRIME Money Market Fund – the fund seeks to provide current income while maintaining liquidity and a stable share price of $1.

Vanguard Short-Term Investment Grade Bond Fund – the fund seeks to provide current income while maintaining limited price volatility.

The investment activities of all funds are under the supervision of the Committee.

Withdrawals from the Plan – The full value of the participant’s vested interest in his or her account in the Plan may be distributed upon termination of the participant’s employment. The account value will be paid as a lump sum distribution. The participant may elect to have the total vested value of the account remain in the Plan until April 1 of the year following the year the participant attains age 70 1/2; however, account balances less than $1,000 (amended from $5,000 effective March 28, 2005) will be automatically distributed in cash after termination of employment if a distribution has not been requested. Employees working past age 70 1/2 may defer commencement of distributions until April 1 following the calendar year in which they terminate employment.

In the event of the participant’s death, payments will be made to the designated beneficiary. If the participant is married, the spouse is automatically the beneficiary, unless the participant designated an alternate beneficiary, which is consented to by the participant’s spouse as witnessed by a plan representative or notary public. If the participant is not married, and if no beneficiary was designated, payments will go directly to the participant’s estate.

Subject to certain limitations, a participant may also withdraw all or part of his or her account that is fully vested upon attainment of age 59 1/2 or in the event of total disability.

Loans to Participants – Participants may borrow against their account balance according to the procedures established by Committee. Generally, participants may borrow the lesser of $50,000 or 50% of the current value of the account balance but not less than $1,000. Participant loans are secured by the balance in the participant’s account and bear interest rate at the prime lending rate (ranged from 7.50% - 8.25% in 2006, 5.25% - 7.25% in 2005, and 4.00% - 5.25% in 2004). Accounts bearing outstanding loans do not share in the gains and losses of the trust fund to the extent of the loan amount. Loan repayments and interest are credited to the account as they are paid.

Forfeitures – Participant forfeitures are maintained by the Plan.

Amendment, Suspension and Termination - The Board may amend the Plan at any time. No such amendment, however, may have the effect of diverting any part of the net plan assets to any purpose other than for the exclusive benefit of the participants. Likewise, no amendment may reduce the interest of any participant in the net plan assets accrued prior to such amendment. The Board may, however, make such amendments, of retroactive effect if necessary, as are required or advisable to comply with the provisions of the Code and ERISA pertaining to savings plans and trusts.

In the event of termination, the Plan and the trust agreement may be kept in effect by the Board with respect to the contributions already made to the Plan, or the trust agreement may be terminated. If the trust agreement is terminated, assets of the Plan, except for The Bank of New York Company, Inc. Common Stock Fund, shall be converted into cash and such cash shall be distributed to the participants in proportion to their respective interests. Participants in The Bank of New York Company, Inc. Common Stock Fund shall receive their proportionate share of the fund assets in The Bank of New York Company, Inc. common stock, and cash for any fractional shares.

Additional information regarding participants’ rights is provided in the Summary Plan Description.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Pronouncement – In September 2006, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS 157). This standard clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. As of December 31, 2006, the Plan is currently evaluating the impact FAS 157 will have on the amounts reported in the financial statements.

The following is a summary of significant accounting policies of the Plan:

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation - The Plan’s investments are held by Wachovia Bank, N.A., the custodian, and are reported at fair value. The fair values of the investments in BNY Hamilton funds and other mutual funds are based on the market values of the underlying securities. The fair value of the investment in the Company’s common stock is based on quoted market prices. Loans to participants are valued at their outstanding principal balances.

Investment Transactions and Investment Income - Investment transactions are recognized on the trade date of the purchase or sale. Dividend income is recognized on the ex-dividend date. Interest income is recognized on an accrual basis.

Administrative Expenses – The Company either pays directly, or reimburses to the Plan, all administrative fees directly charged to the Plan.

Tax Status – The Plan has received a determination letter from the IRS dated October 20, 2006 stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Committee believes that it is being operated in compliance with the applicable requirements of the Code and, therefore, believes it is qualified and the related trust is tax-exempt.

3.	INVESTMENTS

The fair values of individual investments that represent five percent or more of the Plan’s net assets available for benefits are as follows:

	December 31,
	2006	2005
Investments at Fair Value:
The Bank of New York Company, Inc.
Common Stock Fund	$718,082,466	$698,791,409

BNY Hamilton Large Cap
Equity Fund	104,251,832	104,574,882

BNY Hamilton Money Fund	150,138,415	110,453,932

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in fair value as follows:

Net Appreciation (Depreciation) in Fair Value

	2006	2005	2004
The Bank of New York Company, Inc. Common Stock Fund	$148,827,140	$(43,346,926)	$10,296,488
Allianz CCM Capital Appreciation Fund	(311,165)	—	—
American High Income Trust Fund	27,085	—	—
BNY Hamilton Small Cap Growth Fund*	(488,425)	(2,066,692)	58,028
BNY Hamilton Core Bond Fund	617,768	250,357	266,166
BNY Hamilton Enhanced Income Fund	176,362	86,754	846
BNY Hamilton High Yield Fund	384,508	113,502	143,616
BNY Hamilton Intermediate Gov't Fund	1,656,114	1,327,416	725,443
BNY Hamilton International Equity Fund	7,213,910	2,831,000	2,375,100
BNY Hamilton Large Cap Equity Fund	8,237,706	1,012,797	6,360,365
BNY Hamilton Large Cap Growth Fund*	220,714	(4,489,603)	365,596
BNY Hamilton Large Cap Value Fund	2,276,224	1,370,691	2,158,396
BNY Hamilton Money Fund	6,293,927	3,055,662	942,163
BNY Hamilton Multi-Cap Equity Fund	1,623,070	591,927	407,856
BNY Hamilton S&P 500 Index Fund	4,596,748	(1,146,279)	3,572,248
BNY Hamilton Treasury Money Fund	586,713	267,096	46,353
BNY Hamilton U.S. Bond Market Index Fund	769,765	394,844	368,028
CRM Mid Cap Value Fund	(163,144)	—	—
Dreyfus International Stock Index Fund	5,580,534	815,365	—
Fidelity Contra Fund	(482,156)	—	—
Fidelity U.S. Bond Index Fund	392,046	44,877	—
Nuveen NWQ Small Cap Value Fund	51,455	—	—
PIMCO Total Return Fund	(3,255)	—	—
Roxbury Small Cap Growth Fund	(82,613)	—	—
Vanguard 500 Index Fund	(120,205)	156,571	—

Net Appreciation (Depreciation) in Fair Value (Continued)

	2006	2005	2004
Vanguard Growth Index Fund	$891,840	$121,101	$—
Vanguard Institutional Index Fund	2,602,325	—	—
Vanguard PRIME Money Market Fund	27,620	—	—
Vanguard Short-Term Investment Grade Bond Fund	4,988	—	—
Vanguard Small Cap Growth Index Fund	1,692,466	316,386	—
Vanguard Total Stock Market Index Fund	1,642,413	93,382	—
Vanguard Value Index Fund	3,292,838	146,842	—

	$198,035,316	$(38,052,930)	$28,086,692

*	Closed as of December 15, 2006

The Plan’s investment in The Bank of New York Company, Inc. common stock earned dividend income of $18,330,011 in 2006, $20,680,950 in 2005, and $19,310,270 in 2004. The Plan’s investments in the BNY Hamilton Funds earned interest and dividend income of $3,178,800 in 2006, $3,180,256 in 2005, and $6,667,017 in 2004.

4.	RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

SUPPLEMENTAL SCHEDULE

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD

AT END OF YEAR

Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
* The Bank of New York Company, Inc.	Common Stock Fund, 88,761,739 units	$718,082,466

INVESTMENT FUNDS

Allianz	CCM Capital Appreciation Fund, 971,621 units	19,199,224

American	High Income Trust Fund, 198,757 units	2,050,950

* BNY Hamilton Fund	Large Cap Equity Fund, 7,209,670 units	104,251,832

* BNY Hamilton Fund	Intermediate Government Fund, 4,031,779 units	44,812,014

* BNY Hamilton Fund	Money Fund, 137,501,983 units	150,138,415

* BNY Hamilton Fund	Large Cap Value Fund, 3,443,736 units	40,636,082

* BNY Hamilton Fund	International Equity Fund, 2,876,838 units	44,447,141

* BNY Hamilton Fund	Core Bond Fund, 1,341,714 units	14,946,423

* BNY Hamilton Fund	S&P 500 Index Fund, 5,658,574 units	49,852,033

* BNY Hamilton Fund	U.S. Bond Market Index Fund, 1,607,740 units	18,822,782

(continued on next page)

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD

AT END OF YEAR (CONTINUED)

Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
* BNY Hamilton Fund	Treasury Money Fund, 13,027,578 units	$14,069,784

* BNY Hamilton Fund	Enhanced Income Fund, 1,849,068 units	3,998,609

* BNY Hamilton Fund	Multi-Cap Equity Fund, 870,712 units	14,706,320

* BNY Hamilton Fund	High Yield Fund, 482,436 units	5,672,970

CRM	Mid Cap Value Fund, 154,877 units	4,621,525

Dreyfus	International Stock Index Fund, 2,189,160 units	41,046,745

Fidelity	U.S. Bond Index Fund, 745,144 units	10,300,052

Fidelity	Contra Fund, 115,344 units	7,520,438

Nuveen	NWQ Small Cap Value Fund, 125,809 units	3,437,091

PIMCO	Total Return Fund, 228,981 units	2,953,975

(continued on next page)

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD

AT END OF YEAR (CONTINUED)

Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
Roxbury	Small Cap Growth Fund, 60,894 units	$1,154,553

* The Bank of New York Company, Inc.	Collective Short-Term Investment Fund - Discretionary, 378,813 units	378,813

Vanguard	Institutional Index Fund, 194,163 units	25,161,567

Vanguard	Total Stock Market Index Fund, 518,635 units	17,685,455

Vanguard	Growth Index Fund, 457,966 units	13,633,663

Vanguard	Small Cap Growth Index Fund, 3,627,037 units	66,628,674

Vanguard	Value Index Fund, 1,078,250 units	28,659,898

Vanguard	Short-Term Investment Grade Bond Fund, 107,802 units	1,128,653

Vanguard	PRIME Money Market Fund, 602,546 units	6,076,437

TOTAL INVESTMENTS FUNDS		757,992,118

*LOANS TO PARTICIPANTS	Various loans at various interest rates due from 1 to 10 years	42,332,545

TOTAL INVESTMENTS		$1,518,407,129

*	Represents a party-in-interest